Exhibit 5.1
February 28, 2006
RedEnvelope, Inc.
149 New Montgomery Street
San Francisco, CA 94105
REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed by you with the Securities and Exchange Commission (the “Commission”) on February 28, 2006 in connection with the registration under the Securities Act of 1933, as amended, of a total of 200,000 shares of your Common Stock (the “Shares”) for issuance under the Restricted Stock Award Agreement with Kenneth Constable to be entered into on or around March 1, 2006 (the “Agreement”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.
     It is our opinion that the Shares, when issued and sold in the manner described in the Agreement, will be legally and validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.
Very truly yours,
/s/ HELLER EHRMAN LLP